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LM Funding America Announces February 2026 Production and Operational Update

- Bitcoin treasury as of February 28, 2026 was 354.7 BTC valued at $23.8 million or $1.11 per share1

TAMPA, FL, March 4, 2026 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended February 28, 2026.

Metric	January 2026	February 2026
- Bitcoin[2]
- Mined, net	7.8	8.7
- Sold	-	18.1
- Purchased	-	-
- Service Fee	-	-
- Bitcoin HODL	364.1[3]	354.7[3]
- Machines[2]
- Oklahoma	4,608	4,586
- Mississippi	2,378	2,368
- Storage	365	559
- Total Machines	7,351	7,513
- Hashrate (EH/s2)
- Oklahoma	0.54	0.55
- Mississippi	0.23	0.23
- Energized	0.77	0.78

“February was our highest production month since launching our mining operations, supported by strong uptime and consistent performance across our facilities,” said Bruce Rodgers, Chairman and CEO of LM Funding. “We remain focused on expanding our mining infrastructure and increasing our Bitcoin holdings, continuing to rely on Bitcoin’s long-term appreciation and its role as the foundation of our intrinsic value.”

“During late February, we deployed approximately 300 Bitmain S21 XP miners at our Oklahoma facility, replacing older machines and reallocating higher-terahash units to Mississippi,” said

1Bitcoin treasury calculated using 354.7 Bitcoin held as of 02/28/26 and Bitcoin price of approximately $67,000 as of 02/28/26. Bitcoin per share calculated using 21,455,892 diluted shares outstanding as of 02/28/26 which includes 15,264,892 shares outstanding and 6,191,000 warrants with an exercise price of $0.001 per share as of 02/28/26.

2Unaudited

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Ryan Duran, President of USDM. “This fleet upgrade improved overall efficiency, strengthened uptime, and increased our total hashrate - supporting our highest monthly Bitcoin production to date.”

“We also renegotiated our $11 million Galaxy Digital Loan by extending the maturity date until April 24, 2026,” said Richard Russell, Chief Financial Officer. “This extension provides us with flexibility in settling the loan.”

The Company estimates that the value of its 354.7 Bitcoin holdings on February 28, 2026, was approximately $23.8 million or $1.111 per share, based on a Bitcoin price of approximately $67,000 as of February 28, 2026, compared to a stock share price of $0.40 as March 2, 2026 close.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

OG Advisory Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com